Exhibit 99.1

For further information:
Investors:	Media:
A. Vincent Siciliano,	Lauren DiGeronimo
President & CEO	or Bill Trumpfheller
1st Pacific Bancorp, Inc.	Nuffer, Smith, Tucker
858/875-2006	619/296-0605

1ST PACIFIC BANCORP APPOINTS DIRECTOR TO BOARD

New Director Frank Mercardante Has Successful Career in Banking

SAN DIEGO – July 19, 2007 – Bringing more than 40 years of financial services experience, Frank Mercardante has been appointed by 1st Pacific Bancorp (OTCBB: FPBN) to the corporate and bank boards of 1st Pacific.

Mercardante has worked with a broad range of financial service companies and intermediaries, including banks, credit unions, savings and loans, thrift and loans, mortgage companies, title and escrow companies, trust companies and data servicing companies. His management experience encompasses institutions ranging in asset size from startup to $6.5 billion. He most recently served as chairman and CEO of Placer Sierra Bank, a $2.6 billion, 50 branch California bank that was sold to Wells Fargo Bank in June 2007.

“Frank’s career in the financial services and banking industries gives him a wealth of expertise to help solidify 1st Pacific Bank’s position as the largest, publicly traded community business bank headquartered in San Diego,” said James Knight, M.D., chairman of 1st Pacific Bancorp. “He will be a great asset and complement our current board’s diverse range of experience and skills.”

During his career, Mercardante was one of the founding organizers as well as president and CEO of Southwest Community Bank, founded in December 1997.  Prior to joining Southwest Community Bank, he served as president and CEO of Business Bank of California.  He also served as a consultant working with various institutions in multiple capacities from October 1989 to January 1996.

Prior to his consulting work, Mercardante was with the former Southwest Bank headquartered in Vista, Calif. where he served in positions of increasing responsibility from vice president of data processing, to director, to president and chief executive officer of Southwest Bank, and its holding company and subsidiaries. He began his banking career at the former San Diego Trust & Savings Bank in February 1967 in their data-servicing center.

Mercardante is permanent deacon in the Catholic Church and a member of the Finance Council for the Diocese of San Diego.  He is also chairman of John Paul the Great Catholic University, president of the Tri-City Hospital Foundation, and a member of the boards of New Haven Youth & Family Services, and The Poinsettia Theatre for the Performing Arts.

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1st PACIFIC BANCORP BOARD OF DIRECTORS – 2-2-2-2-2

His other civic and professional activities include past director/trustee for The Vista Foundation, United Way of San Diego County, Casa de Amporo Home for Battered Women, Palomar Community College ROP Program, and Catholic Community Services.  He has also served as a director for the Western Independent Bankers Association at various times in the past 10 years.

Mercardante received a degree in business administration from Southwestern College, attended St. Francis Seminary at the University of San Diego and completed schooling at the University of Wisconsin and University of Oklahoma.

About 1st Pacific Bancorp

1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s largest publicly owned community business bank. The bank offers a full complement of business products and services to meet the financial needs of professional firms, small to mid-sized businesses, their owners and the people who work there. Offices are located in the Golden Triangle area of La Jolla, in the Tri-Cities area of Oceanside, in Mission Valley, in Inland North County, and at its newest office in El Cajon. The bank opened Nov. 17, 2000 after raising $11.5 million in an initial public offering. For additional information, visit the company’s Web site at www.1stpacbank.com.

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